Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2017 RESULTS

COLUMBUS, Ohio - May 5, 2017 - Core Molding Technologies, Inc. (NYSE MKT: CMT) (“Core Molding” or the “Company”) today announced results for the first quarter ended March 31, 2017.

“The Company had a solid first quarter, considering the current production level of North American heavy-duty truck production,” said Kevin Barnett, President and Chief Executive Officer. “While product sales were down 15% versus the first quarter of 2016, our market diversification efforts over the past several years helped soften the impact of the decline in truck production. We are also encouraged that product sales increased over the levels reported in the third and fourth quarters of 2016.”

First Quarter 2017 Compared to First Quarter 2016:

•	Net sales were $36.7 million compared to $45.5 million.

•	Product sales were $36.3 million compared to $42.5 million.

•	Gross margin was 17.7% compared to 19.5%.

•	Operating income was $2.6 million compared to $4.4 million.

•	Net income was $1.7 million, or $0.22 per diluted share, compared with $2.9 million, or $0.38 per diluted share.

Product sales for the first quarter 2017 decreased to $36.3 million compared to $42.5 million for the prior year period, primarily due to decreased demand from heavy-duty truck customers. First quarter 2017 gross margin of 17.7% decreased 180 basis points compared to 19.5% for the prior year first quarter, but remained within the Company’s historical range. Gross margin improved by over 300 basis points from the fourth quarter 2016, primarily as a result of the Company’s ongoing cost reduction and continuous improvement initiatives. Selling, general and administrative expenses were 11% lower in the first quarter of 2017 as compared to first quarter 2016, favorably affecting operating income.

Financial Position at March 31, 2017:

•	Cash and cash equivalents of $30.6 million.

•	Total assets of $138.6 million.

•	Total debt of $9.0 million.

•	Stockholders’ equity of $99.1 million.

The Company increased its cash position at March 31, 2017 to $30.6 million from $28.3 million at December 31, 2016, as result of positive cash flows from operations for the quarter.

Outlook
Mr. Barnett stated, “Looking ahead to the remainder of 2017, industry sources are now predicting North American heavy-duty truck production to be down approximately 5% compared to full year 2016 build levels, which represents an improvement from previous forecasts calling for a 10% decrease. Improvements in

Exhibit 99.1

industry order strength and rising OEM build rates that have occurred so far in 2017 may be an indication of additional strengthening of the 2017 production forecast in the latter half of the year. We continue to be encouraged that industry analysts are forecasting year-over-year increases for Class 8 truck production in the mid to high-teens percentage range in 2018 and 2019.”

Mr. Barnett concluded, “Further diversification into new markets, new materials and new processes remains an important part of our long-term strategy. We plan to accomplish this diversification both organically, as well as through acquisitions, utilizing our strong balance sheet and free cash flows. We are proactively identifying and evaluating potential opportunities that are in-line with our strategic goals. With our significant heavy-duty truck market share, end market diversification, and continuous improvement efforts, we remain optimistic in our ability to deliver long-term profitable growth and returns to our shareholders.”

About Core Molding Technologies, Inc.
Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements. Except as required by law, Core Molding Technologies Inc. undertakes no obligation to update these forward looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including slowdown in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to

Exhibit 99.1

attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2016 Annual Report on Form 10-K.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com	Investor Relations Contact: The Equity Group Inc. Fred Buonocore (212) 836-9607/fbuonocore@equityny.com Kevin Towle (212) 836-9620/ktowle@equityny.com www.theequitygroup.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, expect per share data)

	Three Months Ended
	March 31,
	2017	2016
Net sales:
Products	$33,336	$42,530
Tooling	410	2,938
Total net sales	36,746	45,468

Total cost of sales	30,255	36,605

Gross margin	6,491	8,863

Total selling, general and administrative expense	3,925	4,421

Operating Income	2,566	4,442

Interest expense	64	92

Income before income taxes	2,502	4,350

Income tax expense	814	1,460

Net income	$1,688	$2,890

Net income per common share:
Basic	$0.22	$0.38
Diluted	$0.22	$0.38
Weighted average shares outstanding:
Basic	7,652	7,597
Diluted	7,708	7,607

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 3/31/2017	As of 12/31/2016
Assets:
Cash	$30,591	$28,285
Accounts Receivable, net	22,121	19,551
Inventories, net	11,685	10,912
Other Current Assets	1,496	1,140
Property, Plant and Equipment, net	66,798	70,601
Goodwill	2,403	2,403
Intangibles, net	550	563
Total Assets	$138,644	$133,455

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt	$3,000	$3,000
Accounts Payable	10,427	8,534
Compensation and Related Benefits	4,124	5,004
Tooling in Progress	3,264	1,084
Accrued Liabilities and Other	3,115	2,658
Long-Term Debt	6,000	6,750
Deferred Tax Liability	992	992
Post Retirement Benefits Liability	8,652	8,667
Stockholders' Equity	99,070	96,766
Total Liabilities and Stockholders' Equity	$138,644	$133,455